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                     December 12, 2022

       Shahraab Ahmad
       Chief Executive Officer
       Atlantic Coastal Acquisition Corp. II
       6 St Johns Lane, Floor 5
       New York, NY 10013

                                                        Re: Atlantic Coastal
Acquisition Corp. II
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 25,
2022
                                                            File No. 001-41224

       Dear Shahraab Ahmad:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction